Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.

Chairman & Chief Executive Officer

Phone: (276) 632-2133, or

E. Larry Ryder

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver

Vice President-Marketing Communications

Phone: (336) 454-7088

For immediate release: March 30, 2006

Hooker Furniture Sales Increase 6%;

Earnings Up Almost 21% in 2006 First Quarter

Martinsville, Va.: Hooker Furniture Corporation (NASDAQ-CM: HOFT) today reported first quarter net sales of $85.3 million for the period ended February 28, 2006, a $4.8 million or 6.0% increase compared to net sales of $80.5 million in the 2005 first quarter. Net income for the quarter of $3.6 million or $0.30 per share exceeded 2005 first quarter net income of $2.9 million or $0.25 per share.

“We are pleased to have turned the corner and be back on track with positive sales growth,” said Paul B. Toms, Jr., chairman and chief executive officer. After posting 13 consecutive quarters of sales increases over prior year periods, Hooker reported sales decreases in the low single digits for the last three quarters of 2005, compared with the same 2004 periods.

Toms attributed the 6% top line improvement to an increase in incoming orders for imported wood and metal furniture throughout the quarter, coupled with better import product availability. “We are beginning to see results from our initiatives in supply chain management, and we expect that our ability to flow product to our customers in a timely manner will continue to improve,” he said.

“Earnings also rebounded, surpassing 2005’s first quarter net income by $0.7 million or almost 21%.” However, Toms sees additional upside potential to further improve earnings. “We’re disappointed that we couldn’t convert our sales increase into an even greater profit increase,” he said. “This was largely due to higher warehousing and distribution costs associated with the growth in imported wood and metal furniture shipments. We expect to lower inventory and warehousing costs going forward by editing our product offerings and through improved demand forecasting.”

Net sales of Hooker’s wood and metal furniture during the 2006 first quarter increased 7.6% or $4.9 million, to $69.5 million from $64.6 million in the 2005 first quarter due principally to increased unit volume. These sales gains were the result of a 25.4% or $11.0 million increase in imported furniture shipments, to $54.4 million from $43.4 million in the 2005 first quarter, partially offset by a decline in shipments of domestically produced wood furniture of 28.9% or $6.1 million, to $15.1 million in the 2006 first quarter compared to $21.2 million in the prior year period.

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Hooker Furniture Corporation – Press Release

March 30, 2006

Net sales of Bradington-Young’s upholstered leather furniture declined slightly to $15.8 million in the 2006 first quarter from $15.9 million during the 2005 first quarter. “We’ve experienced a modest softening in demand for domestically produced upholstered furniture but growing sales in the imported Seven Seas Seating category. We have initiatives underway that we believe will have a positive overall impact on Bradington-Young’s business for both domestically produced and imported upholstered products,” Toms said.

The Company anticipates a strong Spring International Home Furnishings Market for its upholstery subsidiary. “Bradington-Young is moving into a new showroom with greater visibility and is offering a new program for the design trade, along with strong product introductions, some of which we plan to ship by the end of the second quarter,” he said.

As a percentage of net sales, operating income increased to 6.8% in the 2006 quarterly period compared to 6.3% for the prior year period, principally driven by improving gross profit margin resulting from product mix and lower restructuring costs.

The improvement in operating income was partially offset by higher selling and administrative expenses, which increased by 9.9% or $1.5 million, to $17.0 million in the 2006 first quarter from $15.5 million in the same 2005 period. As a percentage of net sales, selling and administrative expenses increased by 0.7%, to 19.9% in the current quarter from 19.2% in the prior year period. “This increase in expenses reflects higher warehousing and distribution costs associated with the growth in imported wood and metal furniture shipments, coupled with our increased spending for supply chain initiatives. As the supply chain initiatives are implemented, we expect improved inventory availability, product delivery and service for our customers at lower cost to Hooker,” Toms said.

Hooker Furniture continues to maintain a strong balance sheet and cash flow. During the first quarter of fiscal 2006, the Company increased its working capital by $3.0 million, or 2.7%, to $112.7 million from $109.7 million at November 30, 2005. Over the past twelve months, long-term debt has declined by 37.6% or $7.7 million, and shareholders’ equity has increased by 8.8% or $12.2 million.

“Based on continuing improvement in product availability and a good backlog of orders spurred by strong introductions at the October 2005 market, the Company forecasts an increase in net sales of 3% to 7% for the 2006 second quarter compared to the same period a year ago,” Toms said.

Ranked as the nation’s sixth largest publicly traded furniture producer based on 2004 shipments to U.S. retailers, Hooker Furniture is an 82-year old importer and manufacturer of residential wood, metal and upholstered furniture. With approximately 1,400 employees, the Company operates five manufacturing facilities, one supply plant, six distribution centers and warehouses, three showrooms and a corporate office in Virginia and North Carolina. The Company also utilizes a distribution center and warehouse in China. The Company’s stock is listed on the NASDAQ Capital Market under the symbol HOFT, and closed at $18.11 per share on March 29, 2006. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry, including price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; supply, transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.

-Tables Follow-

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TABLE I

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended
	February 28, 2006	February 28, 2005
Net sales	$85,339	$80,526
Cost of sales	62,360	59,595

Gross profit	22,979	20,931
Selling and administrative expenses	17,016	15,486
Restructuring and asset impairment charges (a) (b)	188	366

Operating income	5,775	5,079
Other income, net	244	133

Income before interest and income taxes	6,019	5,212
Interest expense	231	339

Income before income taxes	5,788	4,873
Income taxes	2,228	1,923

Net income	$3,560	$2,950

Earnings per share:
Basic	$0.30	$0.25

Fully diluted	$0.30	$0.25

Weighted average shares outstanding:
Basic	11,888	11,767

Fully diluted	11,890	11,767

(a)	In the 2006 first quarter, the Company recorded a $188,000 pretax ($117,000 after tax or $0.01 per share) restructuring and related asset impairment charge principally for factory disassembly cost and an additional asset impairment charge related to the previously announced closing and sale of the Pleasant Garden, N.C. manufacturing facility.
(b)	In the 2005 first quarter, the Company recorded a pretax charge of $366,000 ($227,000 after tax, or $0.02 per share) principally for factory disassembly cost, additional health care benefits for terminated employees and an additional asset impairment charge related to the previously announced closing and sale of the Maiden, N.C. manufacturing facility.

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TABLE II

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, including share data)

	February 28, 2006	November 30, 2005
Assets
Current assets
Cash and cash equivalents	$26,910	$16,365
Trade accounts receivable, less allowance for doubtful accounts of $1,348 and $1,352 on each date	44,282	43,993
Inventories	64,516	68,718
Prepaid expenses and other current assets	3,385	4,042
Assets held for sale	735	1,656

Total current assets	139,828	134,774
Property, plant and equipment, net	36,394	37,006
Goodwill	2,396	2,396
Intangible assets	4,691	4,590
Cash surrender value of life insurance policies	9,968	9,880
Other assets	401	406

Total assets	$193,678	$189,052

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$15,663	$13,872
Accrued salaries, wages and benefits	5,369	6,272
Other accrued expenses	3,793	2,628
Current maturities of long-term debt	2,325	2,283

Total current liabilities	27,150	25,055
Long-term debt, excluding current maturities	10,414	11,012
Deferred compensation	3,315	3,516
Other long-term liabilities	753	857

Total liabilities	41,632	40,440

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 14,430 and 14,425 shares issued and outstanding on each date	9,960	9,516
Unearned ESOP and restricted stock award shares, 2,503 and 2,538 shares on each date	(15,664)	(15,861)
Retained earnings	157,911	155,183
Accumulated other comprehensive loss	(161)	(226)

Total shareholders’ equity	152,046	148,612

Total liabilities and shareholders’ equity	$193,678	$189,052

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TABLE III

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	February 28, 2006	February 28, 2005
Cash flows from operating activities
Cash received from customers.	$85,198	$84,539
Cash paid to suppliers and employees	(73,206)	(74,380)
Income taxes paid, net	(299)	(275)
Interest paid, net	(101)	(392)

Net cash provided by operating activities	11,592	9,492

Cash flows from investing activities
Purchase of property, plant and equipment	(552)	(1,280)
Proceeds from the sale of property and equipment	893	5,155

Net cash provided by investing activities	341	3,875

Cash flows from financing activities
Payments on long-term debt	(556)	(2,740)
Cash dividends paid	(832)	(824)

Net cash used in financing activities	(1,388)	(3,564)

Net increase in cash and cash equivalents	10,545	9,803
Cash and cash equivalents at beginning of period	16,365	9,230

Cash and cash equivalents at end of period	$26,910	$19,033

Reconciliation of net income to net cash provided by operating activities:
Net income	$3,560	$2,950
Depreciation and amortization	1,221	2,176
Non-cash ESOP cost	641	897
Restructuring and related asset impairment charges	188	366
Gain on disposal of property		(1)
Provision for doubtful accounts	65	214
Deferred income tax expense (benefit)	366	(126)
Changes in assets and liabilities:
Trade accounts receivable	(354)	3,664
Inventories	4,202	5,846
Prepaid expenses and other assets	397	(629)
Trade accounts payable	1,791	(4,370)
Accrued salaries, wages and benefits	(903)	(2,956)
Accrued income taxes	951	1,110
Other accrued expenses	(307)	356
Other long-term liabilities	(226)	(5)

Net cash provided by operating activities	$11,592	$9,492